Exhibit 10.70

VMWARE DISTRIBUTOR AGREEMENT
(NORTH AMERICA AND SOUTH AMERICA (NASA))

This Distributor Agreement (the "Agreement") is made as of the date of last signature ("Effective Date") by and between VMware, Inc., a Delaware corporation with offices at 3145 Porter Drive, Palo Alto, California 94304 ("VMware"), and Lifeboat Distribution (a division of Programmer's Paradise, Inc.), a Delaware corporation with offices at the address specified below the signature block ("Distributor"), to appoint Distributor a distributor of the software and service products designated in Exhibit A in accordance with the terms and conditions of this Agreement.

1. APPOINTMENT

1.1 Appointment. VMware hereby appoints Distributor as a nonexclusive distributor of the Products (as defined below) within the territory set forth in Exhibit A ("Territory"). Distributor may sell the Products directly to third party resellers, subject to the resale limitations set forth on Exhibit A. For purposes of this Agreement, a "reseller" sells the Products directly to end users, who will use the Products and will not re-distribute or re-sell the Products. Distributor shall not sell directly to end users. VMware reserves the right to deal directly in the Territory including the right to: (a) license end users directly, via Internet distribution or otherwise; (b) appoint other distributors for the Products in the Territory; (c) provide technical support in the Territory; and (d) enter into arrangements or agreements with third parties, including but not limited to end users, dealers, original equipment manufacturers (OEMs), system integrators, or value-added resellers (VARs) in connection with the Products in the Territory. Distributor acknowledges that this Agreement in no way constitutes a license to Distributor to reproduce the Products or any portion thereof, and if Distributor desires such a license, it must enter into a separate agreement with VMware.

1.2 Products. Software Products (as defined herein) may be ordered by Distributor in the form of a package with media including the Software Product object code and documentation and an Activation Device (as defined herein) to activate such code ("Packaged Product") or in the form of an Activation Device to activate a copy of the Software Product object code to be downloaded by the end user from the VMware Web site ("Electronic Product"). "Activation Device" means either a serial number that an end user uses to activate a Software Product or an activation code that an end user uses to register on the VMware Web site to obtain a serial number to activate a Software Product. Packaged Products and Electronic Products, excluding any Open Source Software (as defined in Section 16) provided with such Packaged Products and/or Electronic Products, are collectively referred to as Software Products. Products may include service products, including, without limitation, Software Product support and subscription services ("Service Products"). All Service Products shall be as set out on VMware's Web site from time to time. Software Products, Service Products, and any other products (such as Media Kits) Distributor is authorized to distribute, as specified in Exhibit A to this Agreement, are collectively referred to as Products "Media Kit" means the packaging, Documentation, and a CD or other media that contains the inactive Software Product object code.

1.3 VMware may revise the applicable price list indicated in Exhibit A, to add or delete Products upon thirty (30) days prior written notice to Distributor. Any revision will apply to all orders accepted after the effective date of the revision. Distributor may not modify or repackage the Products.

1.4 Title. Title to the Software Product object code contained in the Software Product, and to all intellectual property rights of whatever nature throughout the world in and to all Software Product will remain with VMware. Title to the physical contents of the Software Product packaging and the media that contains the Software Product object code, if any, shall pass to Distributor upon shipment by VMware. Except to the extent expressly permitted by applicable law, and to the extent VMware is not permitted by that applicable law to exclude or limit the following rights, Distributor shall not reverse engineer, de-compile, disassemble or otherwise derive source code from the Software Products nor will Distributor use any mechanical, electronic or other method to trace, decompile, disassemble, or identify the source code of the Software Products or encourage others to do so.

1.5 End User License Agreement. Distributor shall distribute the Software Products with a copy of the applicable VMware end user license agreement accompanying the Software Products ("End User License Agreement").

1.6 Open Source Software. "Open Source Software" means individual software components that are provided with the Software Products, for which the source code is made generally available, and that are licensed under the terms of various published open source software license agreements or copyright notices accompanying such software components. Open Source Software components provided with the Software Products shall be distributed under the terms of the applicable Open Source Software license agreements or copyright notices accompanying the Software Products.

Any terms of this Agreement that conflict with the terms of any license agreements or copyright notices for Open Source Software components shall not apply to such Open Source Software components.

2. PRICES, ORDERS, DELIVERY AND PAYMENT

2.1 Prices. VMware shall sell the Products to the Distributor at VMware's then-current Selling Price, less the discounts set forth on the applicable price list or any modified discounts described in Exhibit A to this Agreement. Although VMware may publish suggested list prices, these are suggestions only and Distributor will be entirely free to determine the actual prices at which Products will be sold to its customers. Distributor's purchase price does not include any tariffs, customs or duties that may be applicable to the sale of the Products. When VMware has the legal obligation to collect such tariffs, customs or duties, the appropriate amount shall be added to Distributor's invoice and paid by Distributor. Prices do not include any national, regional, and local excise, sales, use, withholding or similar taxes. Prices shall be reduced by the amount of any tax required to be withheld by any government or governmental agency. In the event that Distributor makes any payment without deduction of withholding tax, and is subsequently required to pay such tax, VMware shall reimburse Distributor in the amount of such tax, provided that VMware is notified within one (1) year after having made payment without deduction of withholding tax Where reduced or nil rates of withholding tax apply under the provisions of double taxation treaties, Distributor's local office, if any, shall provide VMware with the local application, and reasonable assistance in completing such application, in order to obtain the necessary exemptions. VMware shall provide Distributor with the authorizations necessary to apply such rates Distributor shall provide to VMware any certification of the amounts withheld furnished by a withholding jurisdiction In the event any international government imposes any income tax on VMware and requires Distributor to withhold such tax from the payment of any fees hereunder, Distributor may deduct such tax from the said payment and pay it to the appropriate tax authority on behalf of VMware. Distributor will provide: (a) VMware with a tax receipt received from such tax authority to assist VMware in claiming and receiving foreign tax credit; and (b) reasonable assistance in preparing any documents required to claim such foreign tax credit. Distributor shall provide VMware with a resale certificate, issued by the state to which product is to be shipped, at the time of each order., If the resale certificate is not provided at the time of order, applicable sales taxes will be charged. VMware may revise the list price for the Products upon thirty (30) days prior written notice to Distributor. Revisions will apply to all orders accepted by VMware after the effective date of the revision.

2.2 Orders and Acceptance. Distributor may initiate purchases of Products under this Agreement only by submitting written purchase orders ("Orders") to VMware. The terms and conditions of this Agreement will apply to all Orders submitted to VMware and supersede any different, conflicting, or additional terms on Distributor's Orders. Orders issued by Distributor to VMware are solely for the purpose of requesting delivery dates and quantities, which quantity per order will meet the minimum requirements set forth in Exhibit A. All Orders placed with VMware for the Products will be subject to VMware's written acceptance, and no Order will be binding upon VMware until the earlier of the date of VMware's written acceptance of such Order or the date of shipment of the Products included in such Order. It shall be the responsibility of Distributor to ensure its purchase orders to VMware for the Software Products and Services reflect the pricing set forth in Exhibit A. Once a purchase order from Distributor has been fulfilled by VMware, VMware shall have no liability for any pricing in Distributor's purchase order which is inconsistent with the pricing set forth on Exhibit A. If Orders for Packaged Products exceed VMware's inventory, VMware may allocate available inventory in VMware's discretion.

2.3 Delivery and Shipping.

(a) Delivery and Shipping of Packaged Product and Media Kits.

(i) VMware will use reasonable efforts to promptly make deliveries of Orders for Packaged Products and Media Kits so accepted by VMware.

(ii) VMware shall not be liable for any damages to Distributor or to any other person or be in breach of this Agreement for VMware's failure to fill any Orders, or for any delay in delivery or error in filling any such Orders for any reason whatsoever.

(iii) VMware shall mark all Packaged Products and Media Kits for shipment to Distributor's address set forth below or to the address specified in Distributor's Order (if specified), and shall deliver the Packaged Products and Media Kits to a carrier or forwarding agent chosen by VMware. Shipment will be F.0.B, Origin, at which time risk of loss passes to Distributor,. Distributor shall pay all freight, insurance and other shipping expenses for Orders.

(b) Delivery of Electronic Product.

(i) VMware will use reasonable efforts to promptly make deliveries of Orders for Electronic Products so accepted by VMware.

(ii) VMware shall not be liable for any damages to Distributor or any other person or be in breach of this Agreement for VMware's failure to fill any Orders, or for any delay in delivery or error in filling any such Orders for any reason.

(iii) VMware shall deliver Electronic Products to Distributor by transferring corresponding Activation Devices to Distributor via email to the contact set forth on Exhibit C for Finance and Administration issues or to the e-mail address specified in Distributor's Order (if specified), Distributor shall distribute Electronic Products to resellers by transferring the corresponding Activation Devices to such resellers, and Distributor's resellers shall distribute Electronic Products to end users by transferring the corresponding Activation Devices to end users. Upon receipt of such an Activation Device, an end user may download a single copy of the corresponding object code for such Software Product from VMware's Web site. Such end user may download only as many copies of the Software Product object code as equals the number of corresponding Electronic Product Activation Devices that such end user has purchased. After Distributor distributes or transfers an Electronic Product, Distributor shall not redistribute, resell or other wise transfer the corresponding Activation Device to any third party. Distributor shall use commercially reasonable efforts to ensure that its resellers do not redistribute, resell or otherwise transfer Activation Devices to any third parties, after such resellers transfer such Activation Devices to end users. Distributor shall not make binaries for Software Products available to its customers on its web site or direct its customers to any web site other than the VMware web site to download the Software Products, If an individual accesses the VMware web site and inputs correct details relating to an Activation Device issued by VMware, VMware will be entitled to assume that such individual is duly authorized to download the relevant Electronic Product and shall not be obliged to permit further downloadings than required to fulfill the relevant Order, and shall not be otherwise liable to Distributor, if that individual in fact did not have such authority.

(c) Delivery of Service Products. Certain Software Products must be sold with a corresponding Service Product. Other Software Products may be sold with a corresponding Service Product. The mandatory or optional Service Product corresponding to each Software Product is identified in the applicable price list. For each Software Product included in each Order, Distributor shall order the corresponding mandatory Service Product, and Distributor may order the corresponding optional Service Product. Service Products shall be delivered with the corresponding Software Product in the form of the associated Activation Device enabled for the applicable Service Product.

2.4 Return.

(a) Return of Packaged Product and Media Kits. Distributor must inspect all Packaged Products and Media Kits promptly upon receipt, and may reject any Packaged Products or Media Kits with defective Product Packaging (as defined in Section 2 5(a)) by requesting a Return Materials Authorization ("RMA") number from VMware pursuant to VMware's then-current return policy. Any Packaged Products or Media Kits not rejected within ten (10) days of receipt by Distributor will be deemed accepted by Distributor. Notwithstanding the foregoing, any Packaged Products or Media Kits with defective media (CD-ROM) that contain the Software Product object code and any Packaged Products with a defective Activation Device may be returned by Distributor promptly after Distributor becomes aware of the defective media or Activation Device, as the case may be, even if such ten-day period has expired. Upon receipt of the defective Packaged Product or Media Kit from Distributor, VMware shall provide to Distributor a replacement Packaged Product or Media Kit. Except for stock rotation, as permitted under Section 2 5(b), Distributor may not return unused, non-defective Packaged Products or Media Kits to VMware.

(b) Return of Electronic Product. In the case of Electronic Products, for any associated defective Activation Devices returned to Distributor by resellers or end users, Distributor shall, after obtaining an RMA number from VMware, return the defective Activation Devices to VMware with a signed VMware standard form of certificate of destruction located on VMware's Web site at http://www.vmware.com/pdftswda.pdf, signed by the end user. Upon receipt of the defective Activation Devices and corresponding certificate of destruction from Distributor, VMware shall provide a replacement Activation Device to Distributor.

2.5 Stock Rotation.

(a) "Product Packaging" means the Packaged Product or Media Kit box and its physical contents, including without limitation the Software Product manual and any other Software Product documentation, except for the CD-ROM or other media that contains the Software Product. "Package Change Release" means a new version of a Software Product for which there are substantial changes to the Product Packaging. Typically, a Package Change Release will have a different SKU number than the current version of the Software Product, "Other New Release" means a new version of a Software Product for which there are insubstantial or no changes to the Product Packaging. Typically, an Other New Release will not have a different SKU number than the current version of a Software Product. VMware will, in its sole discretion, determine whether a new version of a Software Product shall be deemed a Package Change Release or an Other New Release.

(b) VMware will notify Distributor approximately thirty (30) days prior to general commercial availability of any Package Change Releases of Software Products. Upon receipt of notice of a Package Change Release of a Software Product, Distributor may return any inventory of the current version of the Packaged Product and corresponding Media Kits still in Distributor's possession which was delivered to Distributor during the previous calendar quarter and in respect of which Distributor has paid all amounts due hereunder ("Eligible Packaged Products"), provided that the amount of Eligible Packaged Products returned does not exceed thirty percent (30%) of the value (to be determined by reference to prices paid for relevant products hereunder) of all Software Products and Media Kits delivered to Distributor during the previous calendar quarter, and provided that Distributor concurrently issues an Order for an amount of Software Products and/or Media Kits equivalent to that of the Eligible Packaged Products being returned. Distributor shall notify VMware, in writing, no later than fifteen (15) calendar days from receipt of VMware's notice of the Package Change Release, of the entire amount of the Eligible Packaged Products to be returned to VMware. At that time, Distributor shall issue the new Order. Any Distributor notice received by VMware later than such fifteen (15) day period shall not be acknowledged by VMware. VMware shall issue a confirmation of the permitted quantities of the Eligible Packaged Products to be returned by Distributor by issuing an RMA number promptly after receipt of Distributor's written notice. Any and all amounts due to Distributor by VMware under this Section 2.5(b) will be payable solely as a credit toward future purchases of the Software Products from VMware, and VMware will not be required to refund any amount to Distributor. Except as expressly permitted in this Section 2.5(b), Distributor may not return unused, non-defective Packaged Products or Electronic Products to VMware.

(c) VMware shall notify Distributor approximately ten (10) days prior to the general commercial availability of any Other New Releases of Products. Distributor shall have no rights under this Section 2.5 to return any Products when VMware makes any Other New Releases of Software Products generally commercially available.

2.6 Restocking Fee. At the time VMware issues an RMA number to Distributor, VMware shall inform Distributor of the mechanism of return. Any Eligible Packaged Products returned to VMware pursuant to Section 2.5(b) must be returned with shipping prepaid, or destroyed and certified in writing as destroyed by an authorized representative of Distributor. Any such returned or destroyed Eligible Packaged Products that exceed ten percent (10%) of the value (to be determined by reference to prices paid for relevant products hereunder) of the Packaged Products and corresponding Media Kits supplied to Distributor during the previous calendar quarter are subject to a restocking fee of fifteen dollars (U.S. $15.00) per Packaged Product or Media Kit unit returned or destroyed. Such restocking fee may be updated from time to time by VMware in its sole discretion.

2.7 Payment.

(a) Payment for Products ordered from VMware and shipping costs will be due at the time the Order is placed by check or other means satisfactory to VMware. VMware may, in its sole discretion, grant credit approval, in which case all payments will be due within thirty (30) days after the date of VMware's invoice. VMware shall not invoice before the actual date of shipment.

(b) VMware reserves the right to terminate or modify the terms of credit or change payment terms at any time, for any reason or no reason, upon thirty (30) days prior written notice.

2.8 Forecasts. During the term of this Agreement, at least thirty (30) days prior to the start of each calendar quarter, Distributor shall provide VMware with a rolling, non-binding, written forecast of the quantities of Products estimated to be required on a month-by-month basis during the upcoming calendar quarter.

2.9 Reports. Distributor shall provide to VMware, within ten (10) days of the end of each calendar month, a report detailing the following: (a) its sales of the Products and its current stock/inventory levels during the relevant calendar month; and (b) customers who have purchased VMware Products during the relevant calendar month. Such report shall be in the format reasonably specified by VMware and shall include the information contained on Exhibit D, which may be modified from time to time by VMware. In addition, Distributor shall immediately report to VMware any suspected infringing or unauthorized use or reproduction of the Products of which the Distributor has actual knowledge.

2.10 Records. During the term of this Agreement and for a period of two (2) years thereafter, Distributor shall maintain complete, clear, and accurate records of the number of Packaged Products, Electronic Products, Media Kits, and Service Products distributed by product type, to whom such Products were distributed, and the payments received thereof irrespective of the source. Distributor shall permit VMware or persons designated by VMware to inspect such records pertaining to the Products and any other materials provided to Distributor by VMware to ensure compliance by Distributor with its obligations to VMware under this Agreement. Any such inspection and audit shall be conducted during upon prior written notice and regular business hours and in such a manner as not to interfere with the business activities of Distributor. Distributor shall promptly pay to VMware any underpayments revealed by such inspection or audit, including any interest due for such late payment. Any such inspection or audit will be performed at VMware's expense, provided that, in addition to payment of any underpayments revealed by such inspection or audit, Distributor shall also promptly reimburse VMware for the reasonable cost of such audit, if such inspection or audit reveals an underpayment by Distributor of more than five percent (5%) of the amounts payable by Distributor to VMware for the period audited.

2.11 Marketing. Distributor shall use its commercially reasonable efforts to promote, market and distribute the Products, and Distributor shall ensure that its marketing and advertising efforts will: (a) be of high quality and in good taste; (b) preserve the professional image and reputation of VMware and the Products; and (c) comply with the terms of VMware's Co-Op Guidelines, as updated from time to time by VMware.

2.12 Training and Support, VMware shall provide Distributor with the training and support set forth on Exhibit B. Each party shall fulfill its support obligations set forth on Exhibit B.

3. TRADEMARKS AND NOTICES

3.1 Trademarks. VMware grants Distributor the non-exclusive right to use VMware's trademarks described in VMware's then-current published trademark usage guidelines ("Trademarks") solely in connection with the marketing, distribution and sale of the Products pursuant to this Agreement. Distributor shall use the Trademarks in accordance with VMware's published trademark usage guidelines located at http://www.vmware. com/pdf/ branding_guidelines.pdf and agrees that VMware may, from time to time, revise these trademark usage guidelines for the purpose of protecting the standards of quality established for VMware's goods and services sold under the Trademarks Distributor agrees to cooperate with VMware in facilitating VMware's monitoring and control of the nature and quality of the Products and related marketing materials and to supply VMware with specimens of use of the Trademarks upon request, and to comply with any instructions of VMware in relation to Trademark use. Distributor acknowledges the validity of the Trademarks and VMware's ownership thereof.

3.2 Ownership of Trademarks

(a) No patent, trademark, copyright or other proprietary notice incorporated in, marked on, or fixed to any Products, packaging, or documentation by VMware shall be removed, altered or obliterated by Distributor. Distributor shall not challenge VMware's rights in any Trademarks which VMware may apply to or use in connection with the Products. All goodwill and reputation which accrues to any VMware Trademarks in the course of Distributor's and its reseller's business in the promotion and sale of the Products shall automatically vest in VMware without any separate or additional consideration of any kind to Distributor, and Distributor agrees to take all such reasonable actions necessary to effect such vesting.

(b) Distributor shall not adopt, use, register, make application or attempt to register (whether such registration is for a trade mark, trade name, corporate or business name, a domain name or otherwise) any acronym, Trademark, trade names or other marketing name of VMware or any confusingly similar mark, uniform resource locator (URL), Internet domain name, or symbol as part of Distributor's own corporate or reading name or such name of any of its affiliates or the names of any products it markets, Any registration or application to register referred to in the preceding sentence (whether or not made or granted with VMware's consent) is hereinafter referred to as a "Registration". All Registrations shall be held by Distributor on trust for VMware, and Distributor undertakes, without delay following VMware's request, to: (i) transfer any Registration to VMware or such other person or entity as VMware may direct; (ii) do everything reasonably requested by VMware, and otherwise assist VMware, to ensure that ownership of the Registration and all rights to use it are transferred to VMware, For example, where the Registration is in respect of domain name, Distributor will, where this is required under local rules to affect a transfer, send clear instructions to the relevant official domain name registry in approved form, formally instructing and authorizing the transfer of the registration of the domain name. Where the domain name registry does not permit transfer, Distributor will coordinate cancellation of its rights with an application by VMware. Where the rules of the domain name registry or common practice allow any choice in the manner of effecting transfer, Distributor will first consult with VMware and act as instructed; and (iii) delete from all material on or accessible through any website any reference to the domain name or mark which is the subject of the Registration, or any similar name or mark. Distributor agrees that VMware will own any goodwill or reputation associated with any Registration, Distributor hereby formally appoints VMware as its agent to do all acts or execute all documents within the scope of Sub-section (ii) above on its behalf should it fail to do so. Distributor acknowledges that this appointment is made to secure the performance of an obligation owed to VMware and is irrevocable.

4. WARRANTY

4.1 Warranty Service. Distributor shall make appropriate arrangements with VMware to provide warranty service for end users for all Software Products. If a Software Product qualifies under the warranty provisions of the applicable End User License Agreement for warranty service, Distributor shall advise the end user to return the Software Product to the source from which the end user obtained it (i.e. VMware, Distributor, or its authorized resellers) for replacement by such source. Irrespective of the source, if an end user returns a Software Product to Distributor, and that Software Product qualifies under the warranty provisions of the applicable End User License Agreement for warranty service, Distributor shall promptly provide the end user with a replacement Software Product. Distributor shall return any such Software Product (including the Activation Device and corresponding certificates of destruction) to VMware, at VMware's expense, along with the dated end user proof of purchase within thirty (30) days after Distributor's receipt of the Software Product from the end user. VMware shall provide Distributor with replacement of, such Software Product.

4.2 WARRANTY DISCLAIMER. VMWARE HEREBY DISCLAIMS ANY WARRANTIES ON THE PRODUCTS, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT Any product performance or service warranty will run directly from VMware to the end user.

5. TERM AND TERMINATION

5.1 Term. This Agreement will commence on the Effective Date and will continue for a term of one (1) year, unless sooner terminated in accordance with this Section 5. This Agreement will automatically renew for successive one (1) year terms unless terminated by either party upon no less than thirty (30) days written notice prior to the termination of the initial or any renewal term.

5.2 Termination. Either party may terminate this Agreement at any time, for any reason or no reason, upon thirty (30) days' prior written notice to the other party. This Agreement may be terminated for material breach of any provision of this Agreement by either party, provided that written notice of the breach has been given to the breaching party and the breaching party has not cured the breach within thirty (30) days after delivery of the notice. The provisions of Sections 1.4, 27, 2.10, 12, 4.2, 5.2, 5.3, 6, 7, 8 and 9 will survive expiration or termination of this Agreement. Expiration or termination shall be without prejudice to the accrued rights and liabilities if the parties.

5.3 Limitation of Liability upon Termination. WITHOUT PREJUDICE TO SECTION 8, NEITHER VMWARE NOR DISTRIBUTOR WILL BE LIABLE TO THE OTHER FOR DAMAGE OF ANY KIND, INCLUDING LOSS OF PROFIT, LOSS OF CUSTOMERS, LOSS OF BUSINESS OPPORTUNITY AND INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH THIS SECTION 5 DISTRIBUTOR WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION OR EXPIRATION OF THIS AGREEMENT UNDER THE LAW OF THE TERRITORY OR OTHERWISE, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT. Neither VMware nor Distributor will be liable to the other on account of termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income, or on account of any expenditures, investments, leases or commitments made by either VMware or Distributor or for any other reason whatsoever based upon or growing out of such termination or expiration. THE PARTIES ACKNOWLEDGE THAT THIS SECTION HAS BEEN INCLUDED AS A MATERIAL INDUCEMENT FOR VMWARE TO ENTER INTO THIS AGREEMENT AND THAT VMWARE WOULD NOT HAVE ENTERED INTO THIS AGREEMENT BUT FOR THE LIMITATIONS OF LIABILITY AS SET FORTH HEREIN. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

6. CONFIDENTIAL INFORMATION.

"Confidential Information" means any information disclosed by one party to the other pursuant to this Agreement that is marked "Confidential," "Proprietary," or in some similar manner. Each party shall treat as confidential all Confidential Information of the other party and shall not use such Confidential Information except to exercise its rights or perform its obligations under this Agreement. All reports furnished under Section 2.9 will be deemed "Confidential Information". Each party shall not disclose such Confidential Information to any third party during the term of this Agreement and for a protection period of three (3) years beyond such term. The terms and conditions of this Agreement shall be Confidential Information subject to the provisions of this Section 6, whether or not marked confidential. This paragraph will not apply to any Confidential Information that: (a) was rightfully in possession of either party prior to receipt of such Confidential Information from the other party; (b) is or becomes a matter of public knowledge through no fault of the party receiving such Confidential Information hereunder; (c) is rightfully received from a third party without a duty of confidentiality; (d) is independently developed by the other party without breach of any confidentiality obligations; (e) is disclosed by either party with the other party's written approval; or (f) the recipient is required to disclose by applicable law or court order. The parties acknowledge that breach of this Section 6 will cause irreparable damage to the disclosing party for which monetary damages will be an inadequate remedy. Accordingly, either party will be entitled to seek and obtain injunctive and any other relief (legal or equitable) to restrain any breach or anticipated breach of this Section 6.

7.1 INDEMNIFICATION

7.1 Indemnification. VMware shall, at its expense, defend Distributor against and pay all costs and damages including reasonable attorneys' fees made in settlement or finally awarded against Distributor resulting from any claim, action or allegation brought against Distributor, that a Software Product infringes any copyright or trademark of a third party in the United States, Japan or European Community ("Infringement Claim"); provided that, as conditions of VMware's obligation so to defend and pay, Distributor: (a) promptly notifies VMware in writing of any such Infringement Claim; (b) gives VMware sole control of the defense of any such Infringement Claim and any related negotiations or settlement; and (c) gives VMware the information and assistance necessary to settle or defend such Infringement Claim. If it is adjudicatively determined, or if VMware reasonably believes that any Software Product infringes any third party copyright or trademark, then VMware may, at its option and expense: (i) modify the Software Product or infringing part thereof to be reasonably equivalent and non-infringing; (ii) procure for Distributor a license to continue distributing the Software Product or infringing part thereof; (iii) replace the Software Product or infringing part thereof with other comparable products; or (iv) terminate Distributor's rights hereunder with respect to the infringing Software Product.

7.2 Exclusions. VMware's obligations under Section 7.1 do not apply to any Infringement Claim arising from the: (a) use of the Software Product other than as specified in the applicable documentation, if the infringement would have been avoided absent such misuse; (b) use of other than the current version of the Software Product, if the infringement would have been avoided by use of the current version; (c) modification of the Software Product; (d) combination or use of the Software Product with materials not furnished by VMware, if such infringement would have been avoided by the use of the Software Product alone; or (e) modification of the Software Product by VMware according to instructions from Distributor or to a design furnished by Distributor.

7.3 Limitation. THIS SECTION 7 STATES THE SOLE LIABILITY OF VMWARE WITH RESPECT TO ANY INFRINGEMENT BY THE PRODUCTS OF ANY PATENT, COPYRIGHT, TRADE SECRET, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT.

8. LIMITATION OF LIABILITY. VMWARE'S LIABILITY UNDER THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WILL NOT EXCEED ONE HUNDRED PERCENT (100%) OF THE AMOUNTS PAID UNDER THIS AGREEMENT BY DISTRIBUTOR TO VMWARE DURING THE PREVIOUS TWELVE (12) MONTH PERIOD FOR THE PRODUCTS GIVING RISE TO THE LIABILITY. NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES ARISING OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

9. MISCELLANEOUS.

9.1 Governing Law. The rights and obligations of the parties under this Agreement shall not be governed by the 1980 U N Convention on Contracts for the International Sale of Goods. This Agreement will be governed by the laws of the State of California and the United States of America, without regard to conflict of law principles. The parties hereby consent to the non-exclusive jurisdiction of the state and federal courts located in Santa Clara County, California, for resolution of any disputes arising out of this Agreement. Either party may seek injunctions to prevent and/or stop any breach of, and otherwise enforce, the provisions of Section 6, and VMware may seek injunctions to prevent and/or stop any infringement of, and otherwise enforce, its intellectual property rights of whatever nature, in the courts of any country, state or other territory which accepts jurisdiction.

9.2 Assignment. This Agreement and any rights or obligations of Distributor hereunder may not be assigned, sub-contracted or otherwise transferred by Distributor without VMware's prior written consent. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties' permitted successors and assigns.

9.3 Indemnification by Distributor. If VMware should incur any liability to a third party caused by the non-performance of Distributor of any of its obligations under this Agreement, or resulting from any act or omission of Distributor, or if VMware incurs any liability to a third party by reason of acts of Distributor in marketing or distributing the Products, Distributor agrees to indemnify and hold VMware free and harmless from any such liability, and from all loss, claims, costs, demands, debts, and causes of action in connection therewith, including reasonable attorneys' fees.

9.4 Export Control. Distributor understands and acknowledges that VMware is subject to regulation by agencies of the United States, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of VMware to provide any technical information or assistance shall be subject in all respects to such laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including without limitation the U.S. Export administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the U S Department of Commerce, Bureau of Export Administration, Distributor agrees to cooperate with VMware including without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom. Distributor warrants that it will comply with the U S Export Administration Regulations and other U.S. and foreign laws and regulations governing exports and imports in effect from time to time.

9.5 Foreign Corrupt Practices Act; Compliance with Law. In conformity with the United States Foreign Corrupt Practices Act, Distributor and its employees and agents shall not directly or indirectly make an offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any government within the Territory or the United States Government (including a decision not to act) or inducing such a person to use his influence to affect any such governmental act or decision in order to assist VMware in obtaining, retaining or directing any such business. Distributor will at all times comply with all laws and regulations which apply from time to time to the promotion, sale and support of the Products in the Territory.

9.6 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

9.7 Currency. All Prices and other amounts payable by Distributor hereunder shall be paid in United States Dollars. All references to "dollars", "U.S." or "$"; shall mean United States dollars.

9.8 Notices. Any notice under this Agreement must be in writing and either delivered in person, sent by fax, or first class mail (if within the United States) or sent by air courier to the address set forth on Exhibit C, addressed to the contact for Business issues, with a copy of the notice to the contact for Contract/Legal issues, Notices will be considered to have been given at the time of actual delivery in person or by fax, five (5) business days after deposit in the mail, or two business (2) days after delivery to an air courier service.

9.9 Relationship of the Parties. The relationship of VMware and Distributor established by this Agreement is that of independent contractors. Nothing contained herein shall constitute either party the agent of the other party, or otherwise grant either party the authority to bind the other party to any obligation, or constitute the parties as partners or joint venturers and neither party shall hold itself out as being an agent, having such authority, or being a partner or joint venturer of the other.

9.10 Primary Contacts. The primary VMware and Distributor contacts for business, finance, and contract administration are listed on Exhibit C. Either party may change these contacts at any time.

9.11 Severability. If any portion of this Agreement (including without limitation the prohibition on de-compiling or reverse engineering) is held to be unenforceable, the remainder of this Agreement will continue to be valid and enforceable to the fullest extent permitted by law.

9.12 Force Majeure. Neither party will incur any liability to the other party on account of any loss or damage resulting from any delay or failure to perform all or any part of this Agreement if such delay or failure is caused, in whole or in part, by events, occurrences, or causes beyond the control and without negligence of the parties. Such events, occurrences, or causes will include, without limitation, acts of God, strikes, lockouts, riots, acts of war, earthquake, fire, and explosions, but the inability to meet financial obligations is expressly excluded.

9.13 Counterparts. This Agreement may be executed in counter parts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. This Agreement may be executed and delivered by facsimile and the parties agree that such facsimile execution and delivery shall have the same force and effect as delivery of an original document with original signatures, and that each party may use such facsimile signatures as evidence of the execution and delivery of this Agreement by all parties to the same extent that an original signature could be used.

9.14 Entire Agreement. The terms and conditions of this Agreement constitute the entire Agreement between the parties and supersede all previous agreements, whether oral or written, between the parties with respect to the subject matter hereof. No amendment or waiver of this Agreement will be binding unless it has been agreed to in writing by both parties. All Orders will be governed by the terms and conditions of this Agreement notwithstanding any preprinted or other terms and conditions contained in such Orders. Any such additional or conflicting terms and conditions on any Distributor Order, acknowledgement or other business form are hereby rejected by VMware.

As of the Effective Date of this Agreement, both parties agree to terminate the existing VMware Distribution Agreement dated September 28, 2000.

IN WITNESS WHEREOF, Distributor and VMware have caused this Agreement to be signed by their duly authorized representatives, effective as of the Effective Date.
VMWARE, INC.	Distributor	Lifeboat Distribution

By:	/s/ Paul R. Auvil	By:	/s/ Daniel T. Jamieson

Name:	Paul R. Auvil	Name:	Daniel T. Jamieson

Title:	Vice President &	Title:	VP & GM
Chief Financial Officer

Date:	9-20-04	Date:	Sep. 16, 2004

Fax:		Fax:	732-389-2066

E-mail:		E-mail:	danjamieson@lifeboatdistribution.com

1157 Shrewsbury Ave.
Shrewsbury, N.J. 07702
Distributor Address

USA
Country